UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 30, 2010

SUPERMEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, the Human Resources Committee of the Board of Directors of SuperMedia Inc. (the “Company”) established the performance objectives and other terms of the Company’s 2010 Short Term Incentive Plan (the “2010 STI Plan”) pursuant to the Company’s 2009 Long Term Incentive Plan.  The 2010 STI Plan provides for a payment of incentive compensation to each of the Company’s executive officers and to other eligible employees.  These incentive compensation payments are determined by the Company’s achievement of specified performance metrics for 2010, based on: (i) EBITDA (earnings before interest, taxes, depreciation, and amortization), which comprises 70% of the total performance opportunity; and (ii) total published revenue, which comprises 30% of the total performance opportunity.

Each of the performance objectives will have a threshold, target, and maximum level of payment opportunity.  Achievement of 100% of the performance metrics will result in award payouts equal to the target awards.  At 90% achievement for EBITDA and 92% achievement for total published revenue, which are the minimum thresholds for award payouts, award payouts will be equal to 25% of the target awards.  At 120% achievement for EBITDA and 110% achievement for total published revenue, which are the maximums, award payouts will be equal to 200% of the target awards.  If achieved, awards will be paid in cash during the first quarter of 2011.

The target awards under the 2010 STI Plan for each of the Company’s named executive officers are set forth below:

Named Executive Officer	Target Award

Scott W. Klein — Chief Executive Officer	$1,000,000

Samuel D. Jones — Executive Vice President, Chief Financial Officer and Treasurer	$337,500

Frank P. Gatto — Executive Vice President — Operations	$280,000

Michael D. Pawlowski — Executive Vice President — Sales	$262,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERMEDIA INC.

By:	/s/ Cody Wilbanks
	Name:	Cody Wilbanks
	Title:	Executive Vice President —
General Counsel and Secretary

Date:  April 5, 2010